EXHIBIT 5.1

OPINION AND CONSENT OF ROETZEL & ANDRESS, LPA

ROETZEL & ANDRESS, LPA
100 S. E. Third Avenue, 8th Floor
Fort Lauderdale, Florida 33310

January 21, 2009

Ener1, Inc.
1540 Broadway, Suite 25C
New York, New York 10036

Re:	REGISTRATION STATEMENT ON FORM S-3; FILE NO. 333-156609 ENER1, INC. (THE “COMPANY”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of a total of 7,945,936 shares of common stock, $0.001 par value (“Common Stock”) to be sold by selling shareholders identified in the prospectus, including 2,560,000 shares of Common Stock (“Warrant Shares”) to be issued upon exercise of common stock warrants (“Warrants”).  The registration also includes the proposed issuance and sale by you of an aggregate of not to exceed $100,000,000 in common stock (“Additional Common Stock”), preferred stock (“Preferred Stock”), debt securities (“Debt Securities”), additional Warrants (“Additional Warrants”) and units (“Units”) (the Additional Common Stock, Preferred Stock, Debt Securities, Additional Warrants and Units are collectively  the “Additional Securities”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Warrant Shares and related matters; (iii) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock to the Selling Shareholders and related matters; (iv) the Registration Statement and the exhibits thereto; and (v) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.

Based upon the foregoing, we are of the opinion that (1) the shares of Common Stock have been duly and validly authorized and are fully paid and non-assessable; (2) the Warrant Shares, when issued pursuant to the Registration Statement and Warrants, shall be legally issued, fully paid and non-assessable; and (3) all requisite action necessary to make the Additional Securities or a portion of then being offered valid, legal and binding obligations of the Company shall have been taken when:  (a) at a meeting or meetings of the Company’s board of directors or a committee of the board of directors’ favorable action shall have been taken to approve and authorize the issuance and sale of the Additional Securities and (b) the Additional Securities shall have been issued and delivered for the consideration contemplated in the Registration Statement and any prospectus relating to the Additional Securities and in accordance with the provisions of any agreement thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely, ROETZEL & ANDRESS, LPA /s/ ROETZEL & ANDRESS, LPA